Exhibit 4.1

STOCK PURCHASE AND SALE AGREEMENT

                THIS STOCK PURCHASE AND SALE AGREEMENT (this “Agreement”), entered into as of the 31st day of May, 2005, by and between Holywell Technological Investments Ltd., a Bahamas Corporation, and First Finance Limited, a Canadian Corporation (each a “Seller” and collectively, the “Sellers”), and Terax Energy, Inc., a Nevada corporation (“Buyer”).

Background

                A. Erath Energy Inc., a Delaware corporation (the “Company”), has acquired interests in certain oil and gas leases covering 10,842 acres, more or less, as more particularly described and illustrated in Schedule "A" attached hereto and located in Erath County, Texas (the "Leasehold Interests");

                B. Sellers own 3,000 shares (the “Company Shares”) of the issued and outstanding Common Stock, $0.001 par value, of the Company; and

                C. Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, all of the Company Shares for the consideration and on the terms and conditions set forth hereinbelow.

Terms and Conditions

                In consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                1.            Sale and Transfer of Stock.

                                Subject to the terms and conditions of this Agreement, at the Closing (as hereinafter defined) Sellers shall sell, transfer and deliver to Buyer, and Buyer shall purchase and pay for, all of the Company Shares.

                2.            Acquisition Price.

                                2.1             Amount. The acquisition price for the Company Shares (the “Acquisition Price”) shall be a total of One Million, Five Hundred and Ninety-Thousand and No/100 Dollars ($1,590,000) to be paid by the Buyer to the Sellers by the delivery of certificates (the “Certificates”) representing Three Hundred and Eighteen-Thousand (318,000) shares of the Buyer’s common stock, $0.001 par value (the “Acquisition Shares”) allocated among the Sellers as set forth in Schedule “B” attached hereto.

                                2.2             Restrictions on Transfer. The Sellers acknowledge and agree that the Acquisition Shares may not be sold, transferred, pledged, hypothecated or otherwise disposed of except as follows: (1) to a person whom the Acquisition Shares may legally be transferred without registration and without delivery of a current prospectus under the United States Securities Act of 1933 (the “1933 Act”) with respect thereto and then only against receipt of an agreement of such person to comply with the provisions of this Section 2 with respect to any resale or other disposition of the Acquisition Shares; or (2) to any person upon delivery of a prospectus then meeting the requirements of the 1933 Act relating to such securities and the offering thereof for such sale or disposition, and thereafter to all successive assignees.

                                2.3             Legends. The Sellers are aware of the restrictions of transferability of the Acquisition Shares and further understand and acknowledge that the Certificates will bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”) OR OTHER APPLICABLE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) IN ACCORDANCE WITH THE PROVISIONS OF REGULATIONS S, RULE 901 THROUGH RULE 905, AND PRELIMINARY NOTES UNDER THE U.S. SECURITIES ACT OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT. HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE U.S. SECURITIES ACT.

                                2.4             SEC Filings. The Sellers acknowledge that they have read or have had access to all of the Company's filings with the Securities and Exchange Commission under the United States Securities Exchange Act of 1934 and have had an opportunity to discuss the operations of the Company and consult with the officers and directors concerning the acquisition of the Acquisition Shares.

                                2.5             No Advertisement. The Sellers acknowledge that the Acquisition Shares have been offered to them in direct communication between themselves and the Company and not through any advertisement of any kind.

                                2.6             Acknowledgment. The Sellers acknowledge that they have been encouraged to seek their own legal and financial counsel to assist them in evaluating this Agreement and the investment represented by the Certificates. The Sellers acknowledge that they have sufficient knowledge, financial and business experience concerning the affairs and conditions of the Company so that they can make a reasoned decision as to the investment represented by the Certificates and are capable of evaluating the merits and risks of this investment. The Sellers further understand and acknowledge that they shall be responsible for all taxes of any kind whatsoever resulting from this agreement.

                                2.7             The Sellers understand that the Acquisition Shares have not been registered under the 1933 Act in reliance on an exemption contained in Regulation S, and that the Buyer is relying upon the truth and accuracy of the representations, warranties, covenants, acknowledgements and understandings of the Sellers set forth herein in order to determine the applicability of such exemption.

                                2.8             Neither of the Sellers are, and at the Closing Date neither of the Sellers will be, a U.S. Person as that term is defined in Regulation S.

                                2.9             The Sellers are not, and at the time of the acquisition of the Acquisition Shares will not be, acquiring the Acquisition Shares for the account or benefit of a U.S. Person.

                                2.10            The Sellers understand that the Acquisition Shares cannot be offered for sale, sold or otherwise transferred unless in accordance with the provisions of Regulation S, pursuant to registration under the U.S. Securities Act, or pursuant to an available exemption from registration under the 1933 Act.

                                2.11            The Sellers will not, directly or indirectly, or through one or more intermediaries, maintain any short position in the Acquisition Shares during the applicable distribution compliance period, will not engage in hedging transactions with regard to the Acquisition Shares unless in compliance with the provisions of Regulation S, pursuant to registration under the 1933 Act, or pursuant to an exemption from the registration requirements of the 1933 Act and will only resell the Securities only in accordance with the provisions of Regulation S, pursuant to a registration under the U.S. Securities Act, or pursuant to an available exemption from registration under the 1933 Act;

                3.            Representations and Warranties

                                3.1             Representations and Warranties of the Buyer. The Buyer hereby represents and warrants as at the date hereof and as at Closing (as hereinafter defined) in all material respects to the Sellers, with the intent that the Sellers will rely thereon in entering into this Agreement and in approving and completing the transactions contemplated hereby, that:

                                (a)             it is a corporation duly incorporated and validly subsisting under the laws of the State of Nevada, and is in good standing with the office of the Secretary of State for the State of Nevada;

                                (b)             it has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it;

                                (c)             there is no provision in its memorandum or articles or equivalent constituent documents, and no provision in an existing mortgage, indenture, guarantee, contract or agreement binding on it, and no provision in any statute, rule, regulation, judgment, decree, order, franchise or permit applicable to it, which would be contravened by its execution, delivery or performance of this Agreement, and it is not in default under such mortgage, indenture, guarantee, contract or agreement or in violation of any such statute, rule, regulation, judgment, decree, order, franchise or permit;

                                (d)             no proceedings are pending for, and it is unaware of any basis for the institution of any proceedings relating to the dissolution or winding up of it or the placing of it in bankruptcy or subject to any other laws governing the affairs of insolvent persons.

                                3.2             Representations and Warranties of the Sellers. The Sellers hereby jointly and severally represent and warrant as at the date hereof and as at Closing (as hereinafter defined) in all material respects to the Buyer, with the intent that the Buyer will rely thereon in entering into this Agreement and in approving and completing the transactions contemplated hereby, that:

                                (a)             none of the Sellers are US Persons as that term is defined in Regulation S promulgated under the United States Securities Act of 1933;

                                (b)             the Sellers are acquiring the Acquisition Shares for investment purposes and not with a view to distribution or resale;

                                (c)             the Company is a corporation duly incorporated and validly subsisting under the laws of the State of Delaware, and is in good standing with the office of the Secretary of State for the State of Delaware;

                                (d)             the charter documents of the Company have not been altered since its incorporation date and the corporate minute books of the Company are complete and each of the minutes contained therein accurately reflect the actions that were taken at a duly called and held meeting or by consent without a meeting;

                                (e)             the Company carries on business primarily in the State of Texas and does not carry on any material business activity in any other jurisdiction;

                                (f)             since incorporation the Company has not conducted any business activities other than in furtherance of the acquisition of interests in the Leasehold Interests;

                                (g)             the authorized capital of the Company consists of 3,000 shares of Common Stock, $0.001 par value per share;

                                (h)             the issued and outstanding share capital of the Company consists of 3,000 shares of Common Stock, $0.001 par value per share (being the Company Shares), which Company Shares are validly issued and outstanding as fully paid and non-assessable shares. The Sellers are the registered and beneficial owners of all of the Company Shares. The Company Shares will on Closing be free and clear of any and all liens, charges, pledges, encumbrances, restrictions on transfer and adverse claims whatsoever;

                                (i)             no person, firm or corporation has any agreement, option, warrant, preemptive right or any other right capable of becoming an agreement, option, warrant or right for the acquisition of Company Shares held by the Sellers or for the purchase, subscription or issuance of any of the unissued shares in the capital of the Company;

                                (j)             the Company does not have any bank accounts and all cash transactions of the Company have been handled through the trust account of the attorney for the Company;

                                (k)             the Company does not have any accounts payable or other liabilities of any nature or kind whatsoever (including debts to related parties) other than accounts payable on account of bona fide transactions incurred in normal course of business, none of which are more than 30 days in arrears;

                                (l)            no dividends or other distributions on any shares in the capital of the Company have been made, declared or authorized since the incorporation;

                                (m)             there has not been any material adverse change in the financial position or condition of the Company which has not been disclosed to the Buyer;

                                (n)             the Company holds all permits, licenses and other authorizations as may be required for carrying on its business, the Company has not been charged with or received notice of breach of any laws, ordinances, statutes, regulations, bylaws, orders or decrees to which it is subject or which applies to it, and there is no suit, action, investigation, or other proceeding pending or threatened against the Company;

                                (o)             no proceedings are pending for, and it is unaware of any basis for the institution of any proceedings relating to the dissolution or winding up of it or the placing of it in bankruptcy or subject to any other laws governing the affairs of insolvent persons;

                                (p)             the Company is not party to any agreement which provides for the payment of finder's fees, brokerage fees, commissions or other fees or amounts which are or may become payable to any third party in connection with the execution and delivery of this Agreement and the transactions contemplated herein;

                                (q)             as at the date hereof, the assets of the Company consist of (i) the Leasehold Interests and (ii) cash of $72,488.74;

                                (r)            with respect to the Leasehold Interests, (a) there are no royalty provisions (other than those allowing a lessor the right to take in kind and other than royalties due to governmental entities) requiring the payment of royalties on any basis other than proceeds actually received by the lessee, (b) the Leasehold Interests are not subject to a fixed term of duration but may be extended indefinitely by development operations, and (c) there are no unfulfilled drilling obligations affecting the Leasehold Interests and all royalties, rentals and other payments due in respect of the Leasehold Interests have been timely paid and all other conditions necessary to keep such properties and interests in full force and effect during their primary term, and thereafter if commercial production has been established thereon or on lands pooled therewith, have been fully performed;

                                (s)             all documents and instruments creating or giving rise to the Leasehold Interests are in full force and effect and no breach or default exists thereunder; and

                                (t)             the Company does not own any subsidiaries and does not otherwise own, directly or indirectly, any shares or interest in any other corporation, partnership, joint venture or firm.

                                3.3             Waiver. The representations and warranties contained in this Article 3 are provided for the exclusive benefit of the party to whom such representations and warranties are made, and a breach of any one or more thereof may be waived by such party, in whole or in part, at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty; and the representations and warranties contained in that section shall survive the execution hereof.

                                3.4             Indemnification. The representations and warranties of the parties hereinbefore set out are conditions upon which the parties have relied in entering into this Agreement. Any defaulting party shall be liable and shall indemnify and save harmless the non-defaulting party from any and all loss (including economic loss), costs, damages, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by it and contained in this Agreement. The representations and warranties and indemnification provisions shall survive the date of this Agreement and for a period of one (1) year thereafter.

                4.            The Closing.

                                4.1             Place, Time and Date. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Snell, Wylie and Tibbals, 8150 N. Central Expy., Suite 1800, Dallas, TX 75206, at 10:00 a.m. (local time) on June 3, 2005, or at such other place, time or date as the parties hereto shall mutually agree (the “Closing Date”).

                                4.2             Closing Deliveries by Sellers. At the Closing, Sellers shall deliver the following to Buyer:

                                (a)             the stock certificates representing the Company Shares;

                                (b)             the books and records of the Company; and

                                (c)             such other documents as may be required by this Agreement or reasonably requested by Buyer.

                                4.3             Closing Deliveries by Buyer. At the Closing, Buyer shall deliver the following to Sellers:

                                (a)             the Certificates representing the Acquisition Shares; and

                                (b)             such other documents as may be required by this Agreement or reasonably requested by Sellers.

                4.            Conditions Precedent to the Obligations of Buyer.

                                The obligations of Buyer to effect the transactions contemplated under this Agreement at the Closing are subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived in whole or in part by Buyer in writing:

                                4.1             Seller's Performance. Sellers shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by Sellers on or before the Closing Date.

                                4.2             Consents, Notices and Approvals. All consents and approvals necessary for consummation of the transactions contemplated by this Agreement shall have been received and all notices required to be given in respect of such transactions shall have been given on or before the Closing Date.

                                4.3             Good Title to the Company Shares. Sellers shall have transferred the Company Shares to Buyer, free and clear of all encumbrances, with transfer taxes, if any, paid by Sellers. No claim shall have been filed, made or threatened by any person or entity asserting that he, she or it is entitled to any part of the Acquisition Price in respect of the Company Shares.

                                4.4             No Prohibition of Transaction. No action, proceeding or investigation (including private causes of action) or regulation or legislation shall have been instituted, threatened or proposed before, nor any order issued by, any court, governmental agency or authority or legislative body to enjoin, restrain, prohibit or obtain substantial damages (i) in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated by this Agreement; or (ii) which, in the reasonable judgment of Buyer, could have a materially adverse effect on its interest in the Company Shares.

                5.            Conditions Precedent to the Obligations of Sellers.

                                The obligations of Sellers to effect the transactions contemplated under this Agreement at the Closing are subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived in whole or in part by Sellers in writing:

                                5.1             Buyer's Performance. Buyer shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by Buyer on or before the Closing Date.

                                5.2             Authority. All action required to be taken by or on the part of Buyer to authorize the execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken by Buyer.

                                5.3             Consents, Notices and Approvals. All consents and approvals necessary for consummation of the transactions contemplated by this Agreement shall have been received and all notices required to be given in respect of such transactions shall have been given on or before the Closing Date.

                                5.4             No Prohibition of Transaction. No action, proceeding or investigation (including private causes of action) or regulation or legislation shall have been instituted, threatened or proposed before, nor any order issued by, any court, governmental agency or authority or legislative body to enjoin, restrain, prohibit or obtain substantial damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated by this Agreement.

                6.             Covenants.

                                6.1             Transaction Expenses. Except as expressly otherwise provided herein, each party to this Agreement shall bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants. In the case of termination of this Agreement, the obligation of each party to pay its own expenses shall be subject to any rights of such party arising from a breach of this Agreement by another party.

                                6.2             Confidentiality. Each party hereto will maintain in strictest confidence, and will cause its directors, officers, employees, partners, agents, advisors and other representatives to maintain in strictest confidence, and not use to the detriment of any party hereto, any written, oral or other information obtained in confidence from any other party hereto regarding the transactions contemplated by this Agreement or the business and affairs of the Company; provided, however, this confidentiality restriction shall not be applicable if (i) the information to be divulged is already known to the divulging party as a result of being obtained from others not bound by a duty of confidentiality; (ii) the information becomes publicly available through no fault of the divulging party; (iii) the use of the information is necessary or appropriate in making any filings or obtaining any consent or approval required for the consummation of the transactions contemplated hereby; or (iv) the furnishing or use of the information is required by or necessary or appropriate in connection with legal proceedings, provided that advance notice of such disclosure has been given and the other parties have had an opportunity to contest such disclosure.

                                6.3             Forward Split. The Purchaser, forthwith after the Closing Date, shall cause its outstanding common stock to be forward split on the basis of five shares for each one outstanding common share.

                7.             Repurchase Option

                                7.1             Repurchase Option. Notwithstanding any other clause in this Agreement, in the event that the Company does not close a financing with minimum gross proceeds to the Company of Five Million and No/100 Dollars ($5,000,000) at a price per share not less than the price per share at which the Acquisition Shares are being issued, on or before July 31, 2005, the Sellers shall have the right (but not the obligation) to repurchase the Company Shares by surrendering to the Buyer the Certificates representing the Acquisition Shares, duly endorsed for transfer.

                                7.2             Exercise of Option. In order to exercise the Repurchase Option, all of the Sellers must, on or before August 31, 2005, deliver to the Buyer notice in writing thereof together with the Certificates representing the Acquisition Shares, duly endorsed for transfer, and the Buyer shall within five (5) business days thereof deliver to the Sellers the Company Shares, duly registered in the names of the Sellers and allocated among the Sellers as set forth in Schedule “B” attached hereto.

                8.            Termination.

                                8.1             Termination Events. Subject to the provisions of Section 8.2, this Agreement may, by written notice given at or prior to the Closing in the manner hereinafter provided, be terminated:

                                (a)             by either Buyer or Sellers if a material default or breach shall be made by the other party hereto with respect to the due and timely performance of any of its covenants and agreements contained herein, and such default cannot be cured and has not been waived;

                                (b)             by Buyer if all of the conditions set forth in Article 4 shall not have been satisfied on or before the Closing Date, other than through failure of Buyer to fully comply with its obligations hereunder, and shall not have been waived by Buyer on or before such date; or

                                (c)             by Sellers, if all of the conditions set forth in Article 5 shall not have been satisfied on or before the Closing Date, other than through failure of Sellers to fully comply with its obligations hereunder, and shall not have been waived by Sellers on or before such date;

                                (d)             by mutual consent of Buyer and Sellers; or

                                (e)             by either Buyer or Sellers if the Closing shall not have occurred, other than through failure of any such party to fulfill its obligations hereunder, on or before June 3, 2005, or such later date as may be mutually agreed upon by the parties.

                                Each party's right of termination hereunder is in addition to any other rights it may have hereunder or otherwise and the exercise of a right of termination shall not be an election of remedies.

                                8.2             Effect of Termination. In the event this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties hereunder shall terminate.

                9.            Miscellaneous.

                                9.1             Notices. Except as otherwise set forth herein, all notices given in connection with this Agreement shall be in writing and shall be delivered either by personal delivery, by telecopy or similar facsimile means, by certified or registered mail, return receipt requested, or by express courier or delivery service addressed to the parties hereto at the addresses provided, or at such other address and number as either party shall have otherwise designated by written notice given to the other party in the manner hereinabove set forth. Notices shall be deemed given when received, if sent by telecopy or similar facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by telecopy or other facsimile means); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

                                9.2             Further Assurances. The parties hereto agree (i) to furnish upon request to each other such further information; (ii) to execute and deliver to each other such other documents; and (iii) to do such other acts and things, all as the other party hereto may at any time reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to herein.

                                9.3             Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay on the part of any party in exercising any right, power or privilege under this Agreement or the documents referred to herein shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement or the documents referred to herein can be discharged by one party hereto, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party hereto; (ii) no waiver which may be given by a party hereto shall be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party hereto shall be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to herein.

                                9.4             Entire Agreement and Modification. This Agreement is intended by the parties to this Agreement as a final expression of their agreement with respect to the subject matter hereof, and is intended as a complete and exclusive statement of the terms and conditions of that agreement. This Agreement may not be modified, rescinded, or terminated orally, and no modification, rescission, termination or attempted waiver of any of the provisions hereof (including this Section) shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

                                9.5             Assignments, Successors and No Third-Party Rights. Neither this

Agreement nor any of the rights and obligations hereunder may be assigned by either party without the express written consent of the other party hereto. This Agreement shall apply to and be binding in all respects upon, and shall inure to the benefit of, the successors and permitted assigns of the parties hereto. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any person or entity other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement, or any provision hereof, it being the intention of the parties hereto that this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement, their successors and permitted assigns, and for the benefit of no other person or entity.

                                9.6             Severability. In the event any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

                                9.7             Section Headings, Construction. The headings of articles and sections contained in this Agreement are provided for convenience only. They form no part of this Agreement and shall not affect its construction or interpretation. All references to articles and sections in this Agreement refer to the corresponding articles and sections of this Agreement. All words used herein shall be construed to be of such gender or number as the circumstances require. Unless otherwise specifically noted, the words "herein," "hereof," "hereby," "hereinabove," "hereinbelow," "hereunder," and words of similar import, refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause or other subdivision hereof.

                                9.8             Consent or Permission Not to be Unreasonably Withheld. Except as otherwise expressly stated herein, whenever the consent or permission of a party hereto is required hereunder, such consent or permission shall not be unreasonably withheld or delayed.

                                9.9             Time of Essence. With regard to all time periods set forth or referred to in this Agreement, time is of the essence.

                                9.10           Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Texas without regard to conflicts of laws, all rights and remedies being governed by such laws.

                                9.11           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement, and all of which, when taken together, shall be deemed to constitute but one and the same agreement.

                                9.12           Power of Attorney to Transfer Company Shares. This Agreement shall serve as a limited power of attorney to transfer the certificate representing the Company Shares from the Sellers to the Buyer.

[Remainder of page intentionally left blank.]

Signatures

                To evidence the binding effect of the covenants and agreements described above, Sellers and Buyer have each caused this Agreement to be executed by their respective duly authorized officers as of the date first written above.

Sellers:

HOLYWELL TECHNOLOGICAL
INVESTMENTS LTD.

By:	/s/ Clive Dawson
Clive Dawson

FIRST FINANCE LIMITED

By:	/s/ Andrew Hromyk
Andrew Hromyk

Buyer:

TERAX ENERGY, INC.

By:	/s/ J. William Rhea, IV
J. William Rhea, IV
Chief Executive Officer

This is page 13 to the Stock Purchase and Sale Agreement dated May 31st, 2005 between the above parties.